Exhibit 10.2
EXECUTION COPY
CREDIT AND GUARANTY AGREEMENT
dated as of December 5, 2005
among
DAY INTERNATIONAL, INC.,
as Borrower,
DAY INTERNATIONAL GROUP, INC.
CERTAIN SUBSIDIARIES OF DAY INTERNATIONAL, INC.,
as Guarantors,
VARIOUS LENDERS,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Sole Lead Arranger and Sole Syndication Agent
and
The Bank of New York,
as Administrative Agent and Collateral Agent,

$115,000,000 Senior Secured Second Lien Credit Facilities

v

APPENDICES:	A	Second Lien Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	3.1(h)	Closing Date Mortgaged Properties
	3.1(i)	Landlord Personal Property Collateral Access Agreements
	3.1(j)	Environmental Reports
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.12	Real Estate Assets
	4.15	Material Contracts
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Second Lien Term Loan Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Waiver and Consent Agreement
	L	Intercreditor Agreement

CREDIT AND GUARANTY AGREEMENT
          This CREDIT AND GUARANTY AGREEMENT, dated as of December 5, 2005, is entered into by and among DAY INTERNATIONAL, INC., a Delaware corporation (“the Company”), DAY INTERNATIONAL GROUP, INC., a Delaware corporation (“Holdings”) and CERTAIN SUBSIDIARIES OF THE COMPANY, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Sole Lead Arranger, Sole Book Runner, and as Sole Syndication Agent (in such capacities, “Syndication Agent”) and THE BANK OF NEW YORK (“BNY”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, Lenders have agreed to extend a credit facility to the Company in an aggregate principal amount not to exceed $115,000,000 consisting exclusively of Second Lien Term Loans, the proceeds of which shall be used to consummate the Recapitalization and to pay Transaction Costs;
     WHEREAS, the Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Second Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all the Capital Stock of each of its Foreign Subsidiaries; and
     WHEREAS, Guarantors have agreed to guarantee the Obligations of the Company hereunder, and Guarantors have agreed to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Second Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (including the Company) and 65% of all the Capital Stock of each of their respective Foreign Subsidiaries.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “Adjusted Eurocurrency Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by

Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, (b) in the event the rate referenced in the preceding clause (a), does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, and (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by The Bank of New York for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.
          “Affected Lender” as defined in Section 2.18(b).
          “Affected Loans” as defined in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
          “Agent” means each of Administrative Agent, Syndication Agent and Collateral Agent.
          “Aggregate Amounts Due” as defined in Section 2.17.

          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means this Credit and Guaranty Agreement, dated as of December 5, 2005, as it may be amended, supplemented or otherwise modified from time to time.
          “Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities owed to the Company which includes deposits by reference to which the applicable Adjusted Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets owed to the Company which include Eurocurrency Rate Loans. A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Company or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or as of the time of such disposition, scheduled to be discontinued), and (ii) sales of other assets for aggregate consideration of less than $300,000 with respect to any transaction or series of related transactions and less than $1,200,000 in the aggregate during any Fiscal Year.
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.
          “Assignment Effective Date” as defined in Section 10.6(b).
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means each Agent and Lender.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurocurrency Rate or any Eurocurrency Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least

“adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.
          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.
          “Change of Control” means, at any time, (i) Sponsors shall cease to beneficially own and control at least 51% on a fully diluted basis of the economic and voting interests in the Capital Stock of Holdings; (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sponsors shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Company; (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Company cease to be occupied by Persons who either (a) were members of the board of directors of the Company on the Closing Date or (b) were nominated for election by the board of directors of the Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (v) any “change of control” or similar event occurs under the First Lien Credit Facilities.
          “Closing Date” means the date on which the Second Lien Term Loans are made.
          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.
          “Closing Date Mortgaged Property” as defined in Section 3.1(h).
          “Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
          “Collateral Agent” as defined in the preamble hereto.
          “Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
          “Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

          “Company” as defined in the preamble hereto.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
          “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) the amount of cash payments made to the Sponsors or members of the board of directors of Holdings as permitted by Section 6.4 for the rendering of management, consulting or financial advisory services, to the extent reducing Consolidated Net Income for such period, (g) other adjustments described on a schedule previously provided to the Administrative Agent in an amount not to exceed $500,000, (h) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), and (i) any extraordinary, unusual or non-recurring expenses or losses, minus (ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period) and any extraordinary, unusual or non-recurring gains.
          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries.
          “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.
          “Consolidated Current Assets” means, as at any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
          “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
          “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) scheduled repayments of Consolidated Total Debt, (b) Consolidated Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (c) Consolidated Cash Interest Expense, and (d) provisions for current taxes based on income of the Company and its Subsidiaries and payable in cash with respect to such period.
          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements and any write-offs of debt discount and other debt issuance costs and commission, but excluding, however, any amounts referred to in Section 2.11 payable on or before the Closing Date.
          “Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (c) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.
          “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
          “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.
          “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.
          “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.
          “Credit Extension” means the making of the Loan.
          “Credit Party” means each Person (other than any Agent or any Lender or any representative thereof) from time to time party to a Credit Document.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, neither the Sponsors nor any Affiliate of Holdings or the Sponsors other than a Sponsor Affiliated Lender shall be an Eligible Assignee; provided further, that Sponsor Affiliated Lenders shall not at any time hold, in the aggregate, more than 10% of the Loans and Commitments outstanding hereunder.
          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

          “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
          “Eurocurrency Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Existing Exchangeable Preferred Stock” means Holdings’ existing 12 1/4% Senior Exchangeable Preferred Stock Due 2010, par value $0.01 per share.
          “Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under that certain Second Amended and Restated Senior Secured Credit Agreement dated as of September 16, 2003 between Holdings, the lenders party thereto and Lehman Commercial Paper Inc., as administrative agent, as amended prior to the Closing Date and (ii) the Existing Subordinated Notes.
          “Existing Subordinated Notes” means Holding’s existing 9 1/2% Senior Subordinated Notes due 2008 issued pursuant to that certain indenture dated March 18, 1998 between the Company, as note guarantor and The Bank of New York, as Trustee.

          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
          “Fair Share” as defined in Section 7.2.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Company that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Financial Plan” as defined in Section 5.1(i).
          “First Lien Collateral Agent” means the collateral agent under the First Lien Credit Facilities.
          “First Lien Credit Facilities” means the Credit and Guaranty Agreement dated as of the Closing Date the Company, as borrower, Holdings and the other Guarantors party thereto, GSCP, as sole lead arranger, sole bookrunner and sole syndication agent, administrative agent and collateral agent, and the other agents and lenders party thereto, as it may be amended, modified, renewed, refunded, replaced or refinanced from time to time.
          “First Lien Term Facility” means the term loan facilities in an aggregate principal amount of $275,000,000 under the First Lien Credit Facilities.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.
          “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “Funding Guarantors” as defined in Section 7.2.
          “Funding Notice” means a notice substantially in the form of Exhibit A-1.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Grantor” as defined in the Pledge and Security Agreement.
          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than the Company).
          “Guarantor Subsidiary” means each Guarantor other than Holdings.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
          “Hazardous Materials Activity” means any past, current, proposed or, to the knowledge of Holdings or any of its Subsidiaries, threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release or, to the knowledge of Holdings or any of its Subsidiaries, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

          “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Holdings’ or any of its Subsidiaries’ businesses.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Holdings and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Holdings” as defined in the preamble hereto.
          “Holdings Collateral” means all of Holdings’ real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
          “Holdings Permitted Refinancing Indebtedness” means Indebtedness issued or incurred by Holdings to refinance, refund or replace its Existing Exchangeable Preferred Stock; provided that (a) the principal amount of such refinancing, refunding or replacing Indebtedness is not greater than the outstanding principal amount of the Existing Exchangeable Preferred Stock plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding or replacement, (b) any interest accrued on such refinancing, refunding or replacing Indebtedness shall be paid in kind and in no event shall any such interest be payable in cash unless no Loans are outstanding under this Agreement (or any permitted refinancings thereof), and no Letters of Credit, commitments to extend credit or obligations to make payments remain outstanding hereunder that have not been fully cash collateralized, (c) such refinancing, refunding or replacing Indebtedness does not mature, and is not subject to mandatory repurchase, redemption or amortization, in each case, prior to the date that is six months after the Second Lien Term Loan Maturity Date, (d) such refinancing, refunding or replacing Indebtedness is not guaranteed by Holdings or any of its Subsidiaries or secured by any assets of Holdings or any of its Subsidiaries, (e) such refinancing, refunding or replacing Indebtedness is not exchangeable or convertible into any other Indebtedness of Holdings or any of its Subsidiaries or any preferred stock or other Capital Stock (other than common equity, provided that any such exchange or conversion, if effected, would not result in a Change in Control) and (f) to the extent such refinancing, refunding or replacing Indebtedness contains covenants and events of default, such covenants and events of default shall be reasonably determined by the Administrative Agent to be no less favorable, when taken as a whole, to the Lenders in any material respect than the covenants and events of default herein.
          “Increased-Cost Lenders” as defined in Section 2.23.
          “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.7.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.
          “Indemnitee” as defined in Section 10.3.
          “Installment” as defined in Section 2.12(a).
          “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date among the Collateral Agent, the Company, and the collateral agent under the First Lien Credit Facilities substantially in the form of Exhibit L.
          “Interest Payment Date” means each April 1, July 1, October 1 and January 1 of each year, commencing on January 1, 2006 through the Second Lien Term Loan Maturity Date.
          “Interest Period” means, in connection with a Eurocurrency Rate Loan, an interest period of one-, two-, three- or six-months, as selected by the Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Second Lien Term Loans shall extend beyond the Second Lien Term Loan Maturity Date.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Company or a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings, the Company or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings, the Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
          “Junior Convertible Preferred Stock” means Holdings’ existing 18% Convertible Cumulative Preferred Stock Due 2010, par value $0.01 per share.
          “Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.
          “Lead Arranger” as defined in the preamble hereto.
          “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.
          “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
          “Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.
          “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted

EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter).
          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Loan” means a Second Lien Term Loan.
          “Management Consulting Agreements” means the Consulting Agreement dated as of March 18, 1998 between Holdings and Greenwich Street Capital Partners, Inc. and the Consulting Agreement dated as of March 18, 1998 between Holdings and SG Capital Partners LLC.
          “Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to perform its Obligations as contemplated herein; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
          “Material Contract” means any contract or other arrangement to which the Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.
          “Material Real Estate Asset’’ means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $500,000 per annum or (ii) any Real Estate Asset that the Requisite Lenders have reasonably determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any Subsidiary thereof, including the Company.
          “Moody’s” means Moody’s Investor Services, Inc. or any successor thereto.
          “Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs, including all fees and expenses, incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, interest and accrued fees and other amounts payable in respect of any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale.
          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.
          “Non-Consenting Lender” as defined in Section 2.23.
          “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
          “Non-US Lender” as defined in Section 2.20(c).
          “Note” means a Second Lien Term Loan Note.
          “Notice” means a Funding Notice or a Conversion/ Continuation Notice.

          “Obligations” means all obligations of every nature of each Credit Party under the Credit Documents, including such obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.
          “Obligee Guarantor” as defined in Section 7.7.
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Acquisition” means any acquisition by the Company or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,
          (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
          (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Company in connection with such acquisition shall be owned 100% by the Company or a Guarantor Subsidiary thereof, and the Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

          (iv) the Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.7(d));
          (v) the Company shall have delivered to Administrative Agent (A) at least 10 Business Days prior to the consummation of such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7; and
          (vi) any Person or assets or division as acquired in accordance herewith (y) shall be in the same or similar business or lines of business in which the Company and/or its Subsidiaries are engaged or (z) shall utilize the same or similar manufacturing processes as utilized by the Company and/or its Subsidiaries, in each case as of the Closing Date.
          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Phase I Report’’ means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.
          “Platform” as defined in Section 5.1(q).
          “Pledge and Security Agreement” means the Second Lien Pledge and Security Agreement to be executed by the Company and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

          “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Principal Office” means, the “Principal Office” of the Administrative Agent as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Company and each Lender.
          “Projections” as defined in Section 4.8.
          “Pro Rata Share” of any Lender means the percentage obtained by dividing (a) the Second Lien Term Loan Exposure of that Lender by (b) the aggregate Second Lien Term Loan Exposure of all Lenders.
          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
          “Recapitalization” means (i) the repayment or redemption of all Existing Indebtedness (other than any amounts of the Existing Subordinated Notes not tendered as of the Closing Date), (ii) the redemption by Holdings of its Existing Exchangeable Preferred Stock in an aggregate amount of up to $40,000,000 (including principal, accumulated and accrued dividends and other similar amounts) and (iii) the redemption by Holdings of its outstanding Junior Convertible Preferred Stock in an aggregate amount of up to $107,000,000 (including principal, accumulated and accrued dividends and other similar amounts.
          “Register” as defined in Section 2.7(b).
          “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
          “Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

          “Replacement Lender” as defined in Section 2.23.
          “Required Prepayment Date” as defined in Section 2.15(b).
          “Requisite Lenders” means one or more Lenders having or holding Second Lien Term Loan Exposure and representing more than 50% of the aggregate Second Lien Term Loan Exposure of all Lenders that are not Sponsor Affiliated Lenders.
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Company now or hereafter outstanding; (iv) management or similar fees payable to the Sponsors or any of their Affiliates (other than reasonable expenses in connection with the Management Consulting Agreements and reasonable payments for director and executive indemnification and compensation) and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness subordinated in right of payment to the Obligations, except as permitted by the terms of such subordination.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation or any successor thereto.
          “Second Lien Term Loan” means a Second Lien Term Loan made by a Lender to the Company pursuant to Section 2.1(a).
          “Second Lien Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Second Lien Term Loan and “Second Lien Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Second Lien Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate principal amount of the Second Lien Term Loan Commitments as of the Closing Date is $115,000,000.
          “Second Lien Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Second Lien Term Loans of such Lender; provided, at any time prior to the making of the Second Lien Term Loans, the Second Lien Term Loan Exposure of any Lender shall be equal to such Lender’s Second Lien Term Loan Commitment.
          “Second Lien Term Loan Maturity Date” means the earlier of (i) the eighth anniversary of the Closing Date, and (ii) the date that all Second Lien Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

          “Second Lien Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.
          “Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is (i) the only Lien to which such Collateral is subject, other than any Permitted Lien and (ii) second in priority only to the Liens created under or relating to the First Lien Credit Facilities or any Permitted Lien which is permitted to have priority pursuant to the terms of Section 6.2
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Settlement Confirmation” as defined in Section 10.6(b).
          “Settlement Service” as defined in Section 10.6(d).
          “Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Company substantially in the form of Exhibit G-2.
          “Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Sponsor Affiliated Lender” means investment funds or managed accounts with respect to which Sponsors or an Affiliate of either Sponsor is an advisor or manager in the ordinary course of business and pursuant to written agreements provided such Person executes a waiver in form and substance reasonably satisfactory to Administrative Agent that it shall have no right whatsoever so long as such Person is an Affiliate of either Sponsor, and except as provided under Section 10.5(e), (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (ii) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (iii) otherwise vote on any matter related to this Agreement or any other Credit Document, (iv) attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (v) make or bring any claim, in its capacity as Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents.
          “Sponsors” means Greenwich IV, L.L.C., SG Capital Partners, L.L.C. and certain of their respective Affiliates from time to time.
          “Subject Transaction” as defined in Section 6.7(d).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
          “Syndication Agent” as defined in the preamble hereto.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called (including interest, fines, penalties or additions to tax), by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person means any income taxes, branch profit taxes, franchise taxes or gross receipt taxes, in each case imposed on such Person’s net income and imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business.
          “Terminated Lender” as defined in Section 2.23.
          “Title Policy” as defined in Section 3.1(h).
          “Transaction Costs” means the fees, costs, premiums, penalties, accrued and unpaid dividends, interest, expenses and other similar amounts payable by Holdings, the Company or any of the Company’s Subsidiaries on or before the Closing Date in connection with the consummation of the Recapitalization and the other transactions contemplated by, or entered into by the Company as a direct result of the execution of, the Credit Documents, including without limitation, Holdings’ consent solicitation offer to purchase the Existing Subordinated Notes.

          “Type of Loan” means a Base Rate Loan or a Eurocurrency Rate Loan.
          “UCC” means the Uniform Commercial Code as in effect in the State of New York or, with respect to perfection, priority or enforcement where such matters are mandatorily governed by the law of a State other than the State of New York, the uniform commercial code as defined in such other law.
          “Unadjusted Eurocurrency Rate Component” means that component of the interest costs to the Company in respect of a Eurocurrency Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurocurrency Rate.
          “Unpaid Refinancing Amount” as defined in Section 3.1(e).
          “Waivable Mandatory Prepayment” as defined in Section 2.15(b).
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
SECTION 2. LOANS
     2.1. Second Lien Term Loans.
          (a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Second Lien Term Loan to the Company in an amount equal to such Lender’s Second Lien Term Loan Commitment. The Company may make only one borrowing under the Second Lien Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Second Lien Term Loans shall be paid in full no later than the

Second Lien Term Loan Maturity Date. Each Lender’s Second Lien Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Second Lien Term Loan Commitment.
          (b) Borrowing Mechanics for Second Lien Term Loans.
          (i) The Company shall deliver to Administrative Agent a fully executed Funding Notice no later than one day prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
          (ii) Each Lender shall make its Second Lien Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Second Lien Term Loans available to the Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of the Company at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by the Company.
     2.2. Reserved.
     2.3. Reserved.
     2.4. Reserved.
     2.5. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender or Administrative Agent shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Second Lien Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Company a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the

Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Company and the Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Second Lien Term Loan Commitments hereunder or to prejudice any rights that the Company may have against any Lender as a result of any default by such Lender hereunder.
     2.6. Use of Proceeds. The proceeds of the Second Lien Term Loans made on the Closing Date, together with the proceeds of loans to be made under the First Lien Term Facility, shall be applied by the Company solely to consummate the Recapitalization and pay Transaction Costs. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
     2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations in respect of any Loan. The Company hereby designates BNY to serve as the Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and the Company hereby agrees that, to the extent BNY serves in such capacity, BNY and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
          (c) Notes. If so requested by any Lender by written notice to the Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Second Lien Term Loan.
     2.8. Interest on Loans.
          (a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
          (i) if a Base Rate Loan, at the Base Rate plus 6.25% per annum; or
          (ii) if a Eurocurrency Rate Loan, at the Adjusted Eurocurrency Rate plus 7.25% per annum.
          (b) The basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurocurrency Rate Loan, shall be selected by the Company and notified to Administrative Agent and Lenders pursuant to the Funding Notice or Conversion/Continuation Notice, as the case may be; provided, the Second Lien Term Loans initially shall be made as Base Rate Loans until the earlier of (i) the date which is 10 days following the Closing Date and (ii) the date that Syndication Agent notifies the Company that the primary syndication of the Loans has been completed. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
          (c) In connection with Eurocurrency Rate Loans there shall be no more than six (6) Interest Periods outstanding at any time. In the event the Company fails to specify between a Base Rate Loan or a Eurocurrency Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, such Loan (if outstanding as a Eurocurrency Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Company fails to specify an Interest Period for any Eurocurrency Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, the Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and each Lender.
          (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurocurrency Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan, or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis on and to the March 31st, June 30th, September 30th and December 31st most recently ended prior to such payment date and shall be payable in arrears on each Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
     2.9. Conversion/Continuation.
          (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, the Company shall have the option:
          (i) to convert at any time all or any part of any Second Lien Term Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurocurrency Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurocurrency Rate Loan unless the Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or
           (ii) upon the expiration of any Interest Period applicable to any Eurocurrency Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a Eurocurrency Rate Loan.
          (b) The Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurocurrency Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Company shall be bound to effect a conversion or continuation in accordance therewith.

     2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts, in each case not paid when due, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurocurrency Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurocurrency Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     2.11. Fees(a) . The Company agrees to pay to Agents such fees in the amounts and at the times separately agreed upon in writing between the Company and the Agents.
     2.12. Scheduled Payments. (a) Scheduled Installments. The principal amounts of the Second Lien Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) of 0.25% of the original aggregate principal amount thereof (to be proportionally decreased in the event of any prepayments of Second Lien Term Loans hereunder), each on the last day of each Fiscal Quarter (each, an “Installment Date”) commencing on the First Installment Date after the Closing Date.
Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Second Lien Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Second Lien Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Second Lien Term Loan Maturity Date.
     2.13. Voluntary Prepayments/ Call Protection.
          (a) Voluntary Prepayments.
          (i) Subject to the terms of Section 2.13(b) below, if no Loans are outstanding under the First Lien Credit Facilities (or any permitted refinancings thereof) and no Letters of Credit (as defined therein), commitments to extend credit or obligations to make payments remain outstanding under the First Lien Credit Facilities that have not been fully cash collateralized (unless otherwise consented to by the requisite lenders under the First Lien Credit Facilities), at any time from time to time, with respect to Base Rate Loans, the Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of

$500,000 and integral multiples of $100,000 in excess of that amount; and
                    with respect to Eurocurrency Rate Loans, the Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
(ii) All such prepayments shall be made:
                    upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and
                    upon not less than three Business Days’ prior written or telephonic notice in the case of Eurocurrency Rate Loans;
in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that, notwithstanding anything to the contrary herein, in the event of a failure to pay the principal amount of the Loans on any specified prepayment date due to administrative or technical circumstances beyond the control of the Company, and such payment shall be made no later than two (2) Business Days after the applicable specified prepayment date, such failure to make such payment shall not constitute an Event of Default. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
          (b) Call Protection. In the event that the Loans are prepaid or repaid in whole or in part prior to the second anniversary of the Closing Date, the Company shall pay to Lenders a prepayment premium on the amount so prepaid or repaid as follows:

Prepayment premium as
a percentage of the
Relevant period	amount so prepaid or repaid

On or prior to the first anniversary of the Closing Date	2.0%
On or prior to the second anniversary of the Closing Date but after the first anniversary of the Closing Date	1.0%
After the second anniversary of the Closing Date	0.0%

     2.14. Mandatory Prepayments.
          (a) Asset Sales. In the event there are no Loans outstanding under the First Lien Credit Facilities (or any permitted refinancings thereof), and no Letters of Credit (as defined therein), commitments to extend credit or obligations to make payments remain outstanding under the First Lien Credit Facilities that have not been fully cash collateralized (unless otherwise consented to by the requisite lenders under the First Lien Credit Facilities), no later than the first Business Day following the date of receipt by the Company or any of its Subsidiaries of any Net Asset Sale Proceeds, the Company shall prepay the Loans as set forth in Section 2.15 in an aggregate amount equal to such Net Asset Sale Proceeds; provided, (i) so long as no Default (if such Default cannot be reasonably expected to be cured within the applicable cure period) or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Asset Sale Proceeds reinvested in accordance with this Section 2.14(a) through the applicable date of determination do not exceed $2,500,000, the Company shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within two hundred seventy days of receipt thereof in long-term productive assets of the general type used in the business of the Company and its Subsidiaries.
          (b) Insurance/Condemnation Proceeds. In the event there are no Loans outstanding under the First Lien Credit Facilities (or any permitted refinancings thereof), and no Letters of Credit (as defined therein), commitments to extend credit or obligations to make payments remain outstanding under the First Lien Credit Facilities that have not been fully cash collateralized (unless otherwise consented to by the requisite lenders under the First Lien Credit Facilities), no later than the first Business Day following the date of receipt by the Company or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Company shall prepay the Loans as set forth in Section 2.15 in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default (if such Default cannot be reasonably expected to be cured within the applicable cure period) or Event of Default shall have occurred and be continuing, the Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty days of receipt thereof in long term productive assets of the general type used in the business of the Company and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.
          (c) Issuance of Debt. In the event there are no Loans outstanding under the First Lien Credit Facilities (or any permitted refinancings thereof), and no Letters of Credit (as defined therein), commitments to extend credit or obligations to make payments remain outstanding under the First Lien Credit Facilities that have not been fully cash collateralized (unless otherwise consented to by the requisite lenders under the First Lien Credit Facilities), on the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of the Company or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Company shall prepay the Loans as set forth in Section 2.15 in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
          (d) Consolidated Excess Cash Flow. In the event there are no Loans outstanding under the First Lien Credit Facilities (or any permitted refinancings thereof), and no Letters of Credit (as defined therein), commitments to extend credit or obligations to make payments remain outstanding under the First Lien Credit Facilities that have not been fully cash collateralized (unless otherwise consented to by the requisite lenders under the First Lien Credit Facilities), in the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ending December 31, 2006), the Company shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15 in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of Consolidated Total Debt; provided, during any period in which the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be 3.75:1.00 or less, the Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 50% of such Consolidated Excess Cash Flow.
          (e) Prepayment Premium. Any prepayments made pursuant to Section 2.14(a) and Section 2.14(c) shall be subject to Section 2.13(b).
          (f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(d), the Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that the Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     2.15. Application of Prepayments.
          (a) Application of Voluntary Prepayments and Prepayments of Loans to Base Rate Loans and Eurocurrency Rate Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied to the remaining installments in order of maturity with respect to scheduled Installments. Any prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Company pursuant to Section 2.18(c).
          (b) Waivable Mandatory Prepayment. Notwithstanding anything contained herein to the contrary, so long as any Loans are outstanding, in the event the Company is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Company is required to make such Waivable Mandatory Prepayment, the Company shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Company and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Company and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Company shall pay to Administrative Agent that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied in accordance with Section 2.15). The remaining amount of the Waivable Mandatory Prepayment shall be retained by the Company and used for any purpose not prohibited by this Agreement or the other Credit Documents.
     2.16. General Provisions Regarding Payments.
          (a) All payments by the Company of principal, interest, fees and other Obligations shall be made in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Company on the next succeeding Business Day.
          (b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
          (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurocurrency Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
          (f) The Company hereby authorizes Administrative Agent to charge the Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

          (g) Administrative Agent shall deem any payment by or on behalf of the Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to the Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
          (h) Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.
     2.17. Ratable Sharing. Subject to the terms of the Intercreditor Agreement, Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

     2.18. Making or Maintaining Eurocurrency Rate Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurocurrency Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurocurrency Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurocurrency Rate Loans until such time as Administrative Agent notifies the Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Company.
          (b) Illegality or Impracticability of Eurocurrency Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company and Administrative Agent) that the making, maintaining or continuation of its Eurocurrency Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurocurrency Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurocurrency Rate Loan then being requested by the Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurocurrency Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurocurrency Rate Loan then being requested by the Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Company shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurocurrency Rate Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. The Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason a conversion to or continuation of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurocurrency Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurocurrency Rate Loans is not made on any date specified in a notice of prepayment given by the Company.
          (d) Booking of Eurocurrency Rate Loans. Any Lender may make, carry or transfer Eurocurrency Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of Eurocurrency Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurocurrency Rate Loans through the purchase of a Eurocurrency deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurocurrency Rate in an amount equal to the amount of such Eurocurrency Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurocurrency Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
     2.19. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans that are reflected in the definition of Adjusted Eurocurrency Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market, and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          (b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Company from such Lender of the statement referred to in the next sentence, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.20. Taxes; Withholding, etc.

          (a) Payments to Be Free and Clear. All sums payable by the Company or any Guarantor or on behalf of such persons by their respective agents hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender).
          (b) Withholding of Taxes. If the Company or any Guarantor, or their respective agents on their behalf, is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Company or any Guarantor, or their respective agents on their behalf, to Administrative Agent or any Lender under any of the Credit Documents: (i) the Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Company becomes aware of it; (ii) the Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Company or any Guarantor) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by the Company or any Guarantor in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Company shall deliver to Administrative Agent the original or a certified copy of a receipt issued by the relevant taxing or other authority or evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender or Administrative Agent under clause (iii) above except to the extent that (x) in the case of each Lender or Administrative Agent listed on the signature pages hereof on the Closing Date, any change after the date hereof in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof in respect of payments to such Lender or (y) in the case of any Lender not listed on the signature pages hereof on the Closing Date, (A) any such change after the date such Lender becomes a Lender shall result in an increase in the rate of such deduction, withholding or payment from that in effect on such date in respect of payments to such Lender or (B) such Lender’s assignor was entitled pursuant to this Section 2.20(b) at the time of assignment.
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is, and the Administrative Agent, if it is, a United States person (as such term is defined in Section 7701(a)(30) of the Code), for US Federal Income tax purposes whose name does not include any of the terms Incorporated, Inc., Corporation, Corp., P.C., insurance company, indemnity company, reinsurance company, or assurance company shall deliver to the Administrative Agent for transmission to the Company or prior to the Closing Date, or in the case of a lender that is an assignee or transferee of an interest under this Agreement on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 with respect to such Lender. Each Lender that is not, and the Administrative

Agent if it is not, a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company or Administrative Agent (each in the reasonable exercise of its discretion) upon reasonable request by the Company or Administrative Agent, in each case to the extent such Lender may lawfully do so at such times, (i) two original copies of Internal Revenue Service Form W-8BEN and/or Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(1), as applicable, or W-8ECI (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company or Administrative Agent to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender or Administrative Agent is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, is claiming the so called “portfolio interest exemption”, and cannot deliver either Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN and/or Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(1), as applicable, (or, in each case, any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect or upon reasonable request by the Administrative Agent or the Company, that such Lender shall promptly deliver to Administrative Agent for transmission to the Company two new original copies of Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable, or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable, (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence. The Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender or Administrative Agent shall have failed to deliver the forms, certificates or other evidence referred to in this Section 2.20(c); provided, if such Lender or Administrative Agent shall have satisfied the requirements of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve the Company of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender or Administrative Agent is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or Administrative Agent is not subject to withholding as described herein.
          (d) If the Company pays any additional amount under this Section 2.20 to a Lender and such Lender determines in its sole and absolute discretion that is has actually received in connection therewith any refund or any reduction of its tax liabilities in lieu of a refund in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Company an amount that the Lender shall, in its sole and absolute discretion, determine is equal to the net benefit, after tax and net of all reasonable out-of-pocket expenses of such Lender and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund), which was obtained by the Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine in its sole and absolute discretion consistent with the policies of such Lender whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Company pursuant to this Section 2.20 shall be treated as a Tax for which the Company is obligated to indemnify such Lender pursuant to this Section 2.20 without any exclusions or defenses; (iii) the Company, upon the request of a Lender, agrees to repay the amount paid over to the Company (plus penalties, interest or other reasonable charges) to such Lender in the event such Lender is required to repay such Tax Benefit to such Governmental Authority; and (iv) nothing in this Section 2.20 shall require a Lender to disclose any confidential information to the Company (including its tax returns).
     2.21. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain the Credit Extension, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

     2.22. Reserved.
     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Company’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or such Non-Consenting Lender (the “Terminated Lender”), the Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, the Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
          (a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.
          (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.
          (c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries, both before and after giving effect to the initial borrowings hereunder and under the First Lien Credit Facilities, shall be as set forth on Schedule 4.1.
          (d) Capitalization of Holdings and the Company. On or before the Closing Date, the Company shall have received at least $275,000,000 of proceeds from the initial borrowings under the First Lien Credit Facilities, and the Administrative Agent shall have received executed copies of all documentation relating to the First Lien Credit Facilities, in form and substance satisfactory to it.
          (e) Consummation of the Recapitalization. On the Closing Date, (a) the Recapitalization shall be consummated and (b) Holdings and its Subsidiaries shall have (i) prior to the Closing Date, caused a tender to be made for the Existing Subordinated Notes in accordance with customary debt tender and exit consent procedures, such that on or prior to the Closing Date, at least a majority of the Existing Subordinated Notes shall have been tendered and purchased and the indenture for the Existing Subordinated Notes shall have been amended, (ii) repaid in full all Existing Indebtedness, except for any amounts of the Existing Subordinated Notes not tendered as of the Closing Date (the “Unpaid Refinancing Amount”), (iii) terminated any commitments to lend or make other extensions of credit thereunder, (iv) delivered to Administrative Agent and Syndication Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (v) made arrangements reasonably satisfactory to Administrative Agent and Syndication Agent with respect to the cancellation of any letters of credit outstanding thereunder.
          (f) Transaction Costs. On or prior to the Closing Date, the Company shall have delivered to Administrative Agent the Company’s reasonable best estimate of the Transactions Costs (other than fees payable to any Agent).
          (g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
          (h) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from the Company and each applicable Guarantor:
          (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(h) (each, a “Closing Date Mortgaged Property’’);
          (ii) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records; and
          (iii) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent.
          (i) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected Second Priority security interest in the personal property Collateral, Collateral Agent shall have received:
          (i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
          (ii) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
          (iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and
          (iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (i) a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Credit Party (other than the Landlord Personal Property Collateral Access Agreements listed on Schedule 3.1(i)) and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.
          (j) Environmental Reports. Administrative Agent and Syndication Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent and Syndication Agent, regarding environmental matters relating to the Facilities, which reports shall include a Phase I Report for each of the Facilities set forth on Schedule 3.1(h) hereto1. Administrative Agent and Syndication Agent shall have received corresponding reliance letters (or satisfactory reliance language in such reports) authorizing the Agents and each Lender to rely upon such reports, all of which shall be, in form, scope and substance, reasonably satisfactory to the Administrative Agent.
          (k) Financial Statements; Projections. Lenders shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Holdings and its Subsidiaries for the twelve-month period ended September 30, 2005, and reflecting the consummation of the Recapitalization and the other transactions contemplated by the Credit Documents and the First Lien Credit Facilities to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent, and (iii) the Projections.

[1]	Schedule 3.1(j) to include final copies of Environmental Reviews prepared by ENVIRON in August 2005.

          (l) Evidence of Insurance. Collateral Agent shall have received a certificate from the Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
          (m) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Stroock & Stroock & Lavan LLP, counsel for Credit Parties, in the form of Exhibit D and as to such other matters as Administrative Agent or Syndication Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
          (n) Fees. The Company shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11.
          (o) Solvency Certificate. On the Closing Date, Administrative Agent and Syndication Agent shall have received a Solvency Certificate from the Company dated the Closing Date, satisfactory to Administrative Agent and Syndication Agent, and demonstrating that after giving effect to the consummation of the borrowings hereunder and under the First Lien Credit Facilities, the Company and its Subsidiaries are and will be Solvent.
          (p) Closing Date Certificate. Holdings and the Company shall have delivered to Administrative Agent and Syndication Agent an originally executed Closing Date Certificate, together with all attachments thereto.
          (q) Credit Rating. The credit facilities provided for under this Agreement shall have been assigned a credit rating by either S&P and/or Moody’s in each case satisfactory to the Agents.
          (r) Closing Date. Lenders shall have made the Second Lien Term Loans to the Company on or before January 31, 2006.
          (s) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or to the knowledge of Holdings or the Company threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Syndication Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents, or that could have a Material Adverse Effect.
          (t) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Syndication Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and Syndication Agent and such counsel, and Administrative Agent, Syndication Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Syndication Agent may reasonably request.

          (u) Maximum Leverage Ratio. The Administrative Agent shall be satisfied that the Leverage Ratio on the Closing Date, after giving effect to the transactions contemplated herein and under the First Lien Credit Facilities, shall not be greater than 5.5 to 1.0.
          (v) Patriot Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001.
          (w) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice.
          (x) Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.
          (y) No Default. No event shall have occurred and be continuing or would result from the consummation of the Credit Extension that would constitute an Event of Default or a Default.
Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.
Notwithstanding the foregoing, Administrative Agent hereby delegates its responsibility to accept delivery of the closing items under this Section 3.1 to GSCP, and GSCP accepts such delegation. Lenders hereby agree that Administrative Agent may rely on a written acknowledgement by GSCP to Administrative Agent that GSCP has received all of the necessary deliveries, and made, or instructed Administrative Agent to make, all of the necessary filings, required under this Section unless such delivery has been waived in accordance with this Agreement.
Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
     3.2. Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, the Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative

Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Company or for otherwise acting in good faith.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Closing Date, that the following statements are true and correct:
     4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as currently contemplated would be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.
     4.2. Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.
     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents and the First Lien Credit Facilities have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
     4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries in any

respect that would reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which Holdings and its Subsidiaries have used commercially reasonable efforts to obtain on or before the Closing Date and have disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.
     4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except where the failure of which to be so made or delivered would not reasonably be expected to have a Material Adverse Effect, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.
     4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which would be reasonably expected to have a Material Adverse Effect.
     4.8. Projections. On and as of the Closing Date, the projections of the Company and its Subsidiaries for the period of Fiscal Year 2006 through and including Fiscal Year 2010 (the “Projections”) are based on good faith estimates and assumptions made by the management of the Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of the Company believed that the assumptions upon which the Projections are based were reasonable.

     4.9. No Material Adverse Change. Since December 31, 2004, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
     4.10. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     4.11. Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal and state income and all other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all federal and state income and all other material assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings knows of no proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     4.12. Properties.
          (a) Title. Each of the Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8 or as would not be reasonably expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
          (b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of the Company and its Domestic Subsidiaries, regardless of whether the Company or such Subsidiary is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of the

Company or the applicable Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
     4.13. Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that, individually or in the aggregate, would reasonably be expected to result in any Environmental Claim or Claims that would have a Material Adverse Effect. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. None of the operations of Holdings or any of its Subsidiaries or, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has owned or operated, and no Facility is or has been used as, a hazardous waste treatment, storage or disposal facility (including, without limitation, any landfill) requiring a license or permit pursuant to Section 3005 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6925, the regulations thereunder or any state analog. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.
     4.14. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.
     4.15. Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.
     4.16. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.17. Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.
     4.18. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and the Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and the Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Holdings and the Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and the Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
     4.19. Employee Benefit Plans. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations in all material respects under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except as disclosed in the Historical Financial Statements and except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
     4.20. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.
     4.21. Solvency. Each Credit Party is and, upon the incurrence of any Obligation by such Credit party on any date on which this representation and warranty is made, will be, Solvent.
     4.22. Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.23. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or the Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or the Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Company (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
     4.24. Patriot Act. To the extent applicable, the Company and each of its Subsidiaries is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 5. AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, Holdings and the Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
     5.1. Financial Statements and Other Reports. The Company will deliver to Administrative Agent, with sufficient copies for the other Agents and Lenders:
          (a) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month during each Fiscal Year of the Company after the Closing Date, the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification with respect thereto;
          (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days after the end of the last Fiscal Quarter of each Fiscal Year, the unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
          (c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of the Company’s Fiscal Year, (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by the Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct in any material respect or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;
          (d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;
          (e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
          (f) Notice of Default. Promptly upon any officer of Holdings or the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or the Company with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;
          (g) Notice of Litigation. Promptly upon any officer of Holdings or the Company obtaining knowledge of (i) the institution of, or written threat of, any Adverse Proceeding not previously disclosed in writing by the Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if not cured or if adversely determined would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or the Company to enable Lenders and their counsel to evaluate such matters;
          (h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
          (i) Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the end of each Fiscal Year starting in 2007, a consolidated plan and financial forecast for the following Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, together with pro forma Compliance Certificates for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each quarter of the Fiscal Year included in the Financial Plan and (iii) forecasts demonstrating projected compliance with the requirements of Section 6.7 for the Fiscal Year included in the Financial Plan;
          (j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a certificate by the chief financial officer of the Company in form and substance satisfactory to Administrative Agent confirming that all material insurance coverage is being maintained in accordance with Section 5.5 as of the date of such certificate by Holdings and its Subsidiaries;
          (k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Holdings or the Company;

          (l) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;
          (m) Information Regarding Collateral. (a) The Company will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. The Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;
          (n) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), the Company shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in the information (other than such changes which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect) set forth in the Collateral Questionnaire delivered on the Closing Date (as such information may have been updated, supplemented or modified prior to the delivery of such certificate pursuant to the Credit Documents) or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been delivered to Administrative Agent in accordance with the Credit Documents for recordation in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to the information referred to in clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents;
          (o) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or the Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and
          (p) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Holdings shall indicate in writing whether such document or notice contains Nonpublic Information. Holdings and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency or another relevant website (the “Platform”), any document or notice that Holdings has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Holdings has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, its Subsidiaries and their securities.
     5.2. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Credit Party or any of its Subsidiaries shall determine that the failure of such preservation would not reasonably be expected to have a Material Adverse Effect.
     5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).
     5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Subsidiaries taken as a whole and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

     5.5. Insurance. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy (or 10 days prior written notice in the event of cancellation for non-payment of the applicable premium).
     5.6. Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. If such visit and inspection occurs at a time when no Default or Event of Default has occurred and is continuing, such visit and inspection by Lenders shall be coordinated through the Administrative Agent and shall be limited to one visit and inspection during any consecutive twelve-month period.
     5.7. Lenders Meetings. Holdings and the Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and Administrative Agent) at such time as may be agreed to by the Company and Administrative Agent; provided, that any such meeting may be held by conference call if agreed to by the Administrative Agent in its reasonable discretion.
     5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     5.9. Environmental.
          (a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:
          (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims which would reasonably be expected to result in a Material Adverse Effect or, individually, to give rise to Environmental Claims resulting in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $2,500,000;
          (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or, individually, to give rise to Environmental Claims resulting in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $2,500,000, or (B) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or, individually, to give rise to Environmental Claims resulting in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $2,500,000, and (3) Holdings or the Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that would reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
          (iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect or, individually, to give rise to Environmental Claims resulting in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $2,500,000, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;
          (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that would reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or, individually, to give rise to

Environmental Claims resulting in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $2,500,000 or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
           (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
          (b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or, individually, to give rise to Environmental Claims resulting in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $2,500,000, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or, individually, to give rise to Environmental Claims resulting in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $2,500,000.
     5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of the Company, the Company shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(h), 3.1(i), 3.1(j) and 3.1(m). In the event that any Person becomes a Foreign Subsidiary of the Company, and the ownership interests of such Foreign Subsidiary are owned by the Company or by any Domestic Subsidiary thereof, the Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and the Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(i)(i) necessary to grant and to perfect a Second Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, the Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.
     5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(h), 3.1(i) and 3.1(j) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in such Material Real Estate Assets. In addition to the foregoing, the Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.
     5.12. Reserved.
     5.13. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings and its Subsidiaries and all of the outstanding Capital Stock of the Company’s Subsidiaries, in each case, subject to the limitations contained in the Collateral Documents.
     5.14. Miscellaneous Business Covenants. Unless otherwise consented to by Agents or Requisite Lenders:
          (a) Non-Consolidation. Holdings will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; and (ii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.
(b) Cash Management Systems. Holdings and its Subsidiaries shall establish and maintain customary and reasonable cash management systems reasonably acceptable to the Administrative Agent. Notwithstanding any of the foregoing, Holdings shall not permit its Foreign Subsidiaries to hold Cash and Cash Equivalent balances at any time in excess of an amount equal to $24,000,000 in the aggregate.
     5.15. Post-Closing Refinancing. (a) Within sixty (60) Business Days after the Closing Date, the Company shall repay in full the Unpaid Refinancing Amount.
          (b) Within ten (10) Business Days after the Closing Date, the Company shall wind up, liquidate and dissolve Bellwether Distribution L.L.C.
          (c) The Company shall use reasonable best efforts to cause each of the Landlord Personal Property Collateral Access Agreements listed on Schedule 3.1(i) to be executed by the landlord of the applicable Leasehold Property and delivered to the Administrative Agent within thirty (30) days after the Closing Date.
          (d) ) Within fifteen (15) Business Days after the Closing Date, the Company shall deliver to the Administrative Agent 65% of all the Capital Stock of each of R T C do Brasil Ltda and Fomento Grafico Mexicano S.A. de C.V.
SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, Holdings (with respect to Section 6.13) and the Company shall perform, and shall cause each of the Company’s Subsidiaries to perform, all covenants in this Section 6.
     6.1. Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) Indebtedness of any Guarantor Subsidiary to the Company or to any other Guarantor Subsidiary, or of the Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a Second Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Company or to any of its Subsidiaries for whose benefit such payment is made;
          (c) The loans made on the Closing Date under the First Lien Credit Facilities;
          (d) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;
          (e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
          (f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

          (g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;
          (h) guaranties by the Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of the Company of Indebtedness of the Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;
          (i) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;
          (j) Indebtedness with respect to (i) Capital Leases and (ii) purchase money Indebtedness (including any purchase money Indebtedness acquired in connection with a Permitted Acquisition) in an aggregate amount not to exceed at any time $8,500,000; provided, that any such Indebtedness as described in clause (ii) above (x) shall be secured only to the asset acquired in connection with the incurrence of such Indebtedness, and (y) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;
          (k) prior to 60 Business Days after the Closing Date, Indebtedness with respect to the Existing Subordinated Notes in an amount not to exceed the Unpaid Refinancing Amount;
          (l) Indebtedness (not relating to the borrowing of money) incurred to finance insurance premiums in the ordinary course of business;
          (m) (i) Indebtedness of a Credit Party owed to any Foreign Subsidiary of Holdings, provided that all such Indebtedness shall be (x) evidenced by a promissory note reasonably satisfactory to Administrative Agent and (y) unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to an intercompany subordination agreement reasonably satisfactory to the Administrative Agent and (ii) Indebtedness of any Foreign Subsidiary of Holdings owed to any Credit Party to the extent that the aggregate amount of such Indebtedness (other than Indebtedness as permitted in Section 6.8(h)), when aggregated with all Investments pursuant to Section 6.6(j), does not exceed $12,000,000 at any time; provided that all such Indebtedness shall be evidenced by a promissory note reasonably satisfactory to Administrative Agent all such notes shall be subject to a Second Priority Lien pursuant to the Pledge and Security Agreement;

          (n) (i) Indebtedness of any Foreign Subsidiary of Holdings, consisting of local lines of credit incurred in the ordinary course of business of such Foreign Subsidiary and (ii) guaranties by the Company or a Guarantor Subsidiary of the Indebtedness of a Foreign Subsidiary of Holdings (which Indebtedness is otherwise permitted hereunder) in an aggregate amount not to exceed at any time $14,500,000;
          (o) unsecured Indebtedness in an aggregate outstanding amount not to exceed $3,000,000 at any time consisting of repurchase obligations with respect to Capital Stock issued to directors, officers and employees arising upon the death, disability or termination of employment of such director, officer or employee, in each case, on terms and provisions reasonably satisfactory to the Administrative Agent;
          (p) guaranties by the Company or a Guarantor Subsidiary of loans and advances permitted by Section 6.6(f);
          (q) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
          (r) Holdings Permitted Refinancing Indebtedness in an aggregate principal amount not to exceed the aggregate principal face amount of the Existing Exchangeable Preferred Stock on the Closing Date (after giving effect to the Recapitalization) plus any accumulated unpaid dividends in arrears, accrued dividends and other similar amounts plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Existing Exchangeable Preferred Stock that is repaid; and
          (s) other unsecured Indebtedness of the Company and its Subsidiaries, in an aggregate amount not to exceed at any time $5,000,000.
     6.2. Liens. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:
          (a) Subject to the terms of the Intercreditor Agreement, Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
          (b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
          (c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
          (d) Liens or deposits incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance, replevin and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
          (e) easements, rights-of-way, zoning restrictions, encroachments, other similar encumbrances incurred in the ordinary course of business and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries taken as a whole;
          (f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
          (g) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
          (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (j) any zoning, easement, right-of-way or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property and other similar encumbrances incurred in the ordinary course of business and imperfections of title which would not reasonably be expected to result in a Material Adverse Effect;
          (k) licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Company or such Subsidiary;
          (l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(h)(ii);
          (m) Liens securing Indebtedness permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

          (n) Liens securing judgments for the payment of money (except to the extent giving a rise to an Event of Default under Section 8.1(h));
          (o) Liens existing on any property or asset prior to the acquisition thereof by Holdings or any of its Subsidiaries; provided that (i) any such Lien is not created in contemplation of or in connection with such acquisition, (ii) any such Lien does not apply to any other property or assets of Holdings or any of its Subsidiaries; and (iii) any such Lien does not materially interfere with the use, occupancy and operation of any other property or assets of Holdings or any of its Subsidiaries;
          (p) Liens on property of any Foreign Subsidiary of Holdings created solely for the purpose of securing Indebtedness of such Foreign Subsidiary permitted by Section 6.1(n); provided that (i) any such Liens shall only attach to the property of Foreign Subsidiaries and (ii) the fair market value of such property shall not exceed $14,500,000; and
          (q) Liens on collateral securing obligations under the First Lien Credit Facilities; and
          (r) other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $3,000,000 at any time outstanding
     6.3. No Further Negative Pledges. Except with respect to (a) as set forth in the First Lien Credit Facilities, (b) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (c) restrictions in agreements governing any purchase money Liens or Capital Lease obligations otherwise permitted hereby (provided that such restrictions are limited to property or assets secured by such Liens or property or assets subject to such leases or similar agreements) and (d) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) neither the Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
     6.4. Restricted Junior Payments. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) the Company may make Restricted Junior Payments to Holdings to the extent necessary to pay the Unpaid Refinancing Amount, if any, provided such Restricted Junior Payment is made, or funds are set aside for such payment, within sixty (60) Business Days of the Closing Date, (b) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, (i) the Company may make Restricted Junior Payments to Holdings in an aggregate amount not to exceed $1,500,000 in any Fiscal Year to permit Holdings to pay management or similar fees to Sponsors or any of their Affiliates; provided that notwithstanding any Event of Default, such fees shall continue to accrue and be payable in full upon the subsequent cure or waiver of such Event of

Default and (ii) the Company may make Restricted Junior Payments to repurchase shares of its Capital Stock or rights, options or units in respect thereof from directors, officers or employees of the Company and its Subsidiaries (other than from the Sponsors or any entity owned or controlled by either Sponsor) upon their death or other termination of employment with the Company in an aggregate amount since the Closing Date paid in cash not to exceed $3,000,000; and (c) the Company may make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose.
     6.5. Restrictions on Subsidiary Distributions. Except as provided herein, the Company shall not, and shall not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Company or any other Subsidiary of the Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary of the Company, (c) make loans or advances to the Company or any other Subsidiary of the Company, or (d) transfer any of its property or assets to the Company or any other Subsidiary of the Company other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement as described on Schedule 6.5 and (iv) existing under the First Lien Credit Facilities as in effect on the date hereof.
     6.6. Investments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:
          (a) Investments in Cash and Cash Equivalents;
          (b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Company and any wholly-owned Guarantor Subsidiaries of the Company;
          (c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;
          (d) intercompany loans to the extent permitted under Sections 6.1(b) and 6.1(m)(ii) and guaranties to the extent permitted under Section 6.1(n)(ii);
          (e) Consolidated Capital Expenditures;

          (f) loans and advances to directors, officers and employees of Holdings and its Subsidiaries made (i) in the ordinary course of business, (ii) in an aggregate principal amount not to exceed $600,000 in the aggregate and (iii) relating to the indemnification of liabilities relating to arrangement described in Section 6.11(c);
          (g) Investments made constituting Permitted Acquisitions permitted pursuant to Section 6.8;
          (h) Investments described in Schedule 6.6;
          (i) Investments in Hedge Agreements;
          (j) Investments in Foreign Subsidiaries of Holdings (including Subsidiaries that are not wholly-owned by Holdings or its Subsidiaries) in an aggregate amount not to exceed $12,000,000 at any time when aggregated with all intercompany loans pursuant to Section 6.1(m)(ii);
          (k) other Investments (including Investments in Foreign Subsidiaries or Domestic Subsidiaries, in each case that are not wholly-owned by the Company or any of its Subsidiaries and other Joint Ventures) in an aggregate amount not to exceed at any time $6,000,000; provided that any Investment made in a Subsidiary that is not wholly-owned by the Company or any of its Subsidiaries and any Investment constituting a Joint Venture shall not, directly, or indirectly, result from the disposal of Capital Stock of any Guarantor Subsidiary;
          (l) to the extent constituting an Investment, prepayments or deposits of utility costs and prepayments, deposits or rent with respect to leasehold interests, in each case in the ordinary course of business;
          (m) Investments representing non-cash consideration received by the Company in connection with any Asset Sale permitted by Section 6.8(c);
          (n) to the extent constituting an Investment, the investment of Net Asset Sale Proceeds in accordance with Section 2.14(a); and
          (o) other Investments (other than Investments in Foreign Subsidiaries of Holdings) in an aggregate amount not to exceed at any time $12,000,000.
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior payment not otherwise permitted under the terms of Section 6.4.
     6.7. Financial Covenants.
          (a) Reserved.
          (b) Leverage Ratio. The Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2005

(giving pro forma effect to the consummation of the Recapitalization), to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
December 31, 2005	6.60:1.00
March 31, 2006	6.60:1.00
June 30, 2006	6.45:1.00
September 30, 2006	6.20:1.00
December 31, 2006	5.90:1.00
March 31, 2007	5.80:1.00
June 30, 2007	5.60:1.00
September 30, 2007	5.40:1.00
December 31, 2007	5.15:1.00
March 31, 2008	5.15:1.00
June 30, 2008	5.15:1.00
September 30, 2008	5.15:1.00
December 31, 2008	4.90:1.00
March 31, 2009	4.90:1.00
June 30, 2009	4.90:1.00
September 30, 2009	4.90:1.00
December 31, 2009	4.25:1.00
March 31, 2010	4.25:1.00
June 30, 2010	4.25:1.00
September 30, 2010	4.25:1.00
Thereafter	3.75:1.00
          (c) (c) Reserved.
          (d) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenant set forth in this Section 6.7, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include, in each case to the extent consistent with Regulation S-X, cost savings resulting from head count reduction, closure of facilities, elimination of organizational and operational duplication, cost savings from economies of scale (e.g. reductions in purchasing costs, etc.) and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Holdings) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
     6.8. Fundamental Changes; Disposition of Assets; Acquisitions. The Company shall not and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
          (a) any Subsidiary of the Company may be merged with or into the Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any Guarantor Subsidiary; provided, in the case of such a merger, the Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;
          (b) sales or other dispositions of assets that do not constitute Asset Sales, including any sales or disposition of assets (including inventory) in the ordinary course of business;
          (c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made since the Closing Date, are less than $90,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Company (or similar governing body)), (2) no less than 80% thereof shall be paid in Cash; provided, that this clause (2) shall not apply to Asset Sales the aggregate consideration of which is less than $12,000,000 in any Fiscal Year, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);
          (d) disposals of obsolete, worn out or surplus property whether or not owned or hereafter acquired in the ordinary course of business;

          (e) Permitted Acquisitions, the consideration for which constitutes (i) less than $30,000,000 in the aggregate in any Fiscal Year, and (ii) less than $120,000,000 in the aggregate from the Closing Date to the date of determination; provided that in the case of Permitted Acquisitions of non-US Persons, the consideration shall not exceed more than $24,000,000 in the aggregate in any Fiscal Year;
          (f) Investments made in accordance with Section 6.6;
          (g) abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole;
          (h) intercompany sale or transfer of patents, trademarks or other intellectual property related to the textile products segment of the Company, the fair market value of which is less than $36,000,000, to Day German Holdings GmbH or one of its Subsidiaries for consideration consisting of cash and/or intercompany Indebtedness; provided that consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Company); and
          (i) any sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or to resolve disputes that occur in the ordinary course of business.
     6.9. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.8, the Company shall not, and shall not permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to the Company or another Subsidiary of the Company (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
     6.10. Sales and Lease-Backs. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Company or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than the Company or any of its Subsidiaries) in connection with such lease.
     6.11. Transactions with Shareholders and Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company on terms that are less favorable to the Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between the Company and any Guarantor Subsidiary or between Guarantor Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Company and its Subsidiaries; (c) compensation, indemnification and contribution arrangements for officers, directors and agents and other employees of the Company and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.11, (e) any transaction approved by the disinterested directors, and (f) the Management Consulting Agreements.
     6.12. Conduct of Business. From and after the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by the Company or such Subsidiary on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.
     6.13. Restrictions Affecting Holdings. (a) Holdings shall not engage in any business or activity other than (i) holding 100% of the Capital Stock of the Company, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the First Lien Credit Facilities, (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement and (iv) authorizing and administering stock option and other equity compensation plans for its officers, directors and employees in the ordinary course of business.
     (b) Holdings will not own or acquire any assets (other than the Capital Stock of the Company) or incur any liabilities (other than, to the extent permitted hereby, ordinary course trade payables, employee compensation liabilities, liabilities under the Credit Documents, liabilities under the First Lien Credit Facilities, liabilities imposed by law, including tax liabilities and other liabilities incidental to the maintenance of its existence and permitted activities).
     (c) Holdings will not create or suffer to exist any Lien upon any Holdings Collateral now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2 and (ii) Liens securing the First Lien Credit Facilities and other Indebtedness equally and ratably secured with the First Lien Credit Facilities to the extent the existence of such Liens would not otherwise constitute a Default or Event of Default hereunder.
     (d) Holdings will not create or suffer to exist any Lien upon any Holdings Collateral now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2 and (ii) Liens securing the Second Lien Term Facility and other Indebtedness equally and ratably secured with the Second Lien Term Facility to the extent the existence of such Liens would not otherwise constitute a Default or Event of Default hereunder.
     (e) Holdings shall not (i) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (ii) sell or otherwise dispose of any

Capital Stock of any of the Company; (iii) create or acquire any Subsidiary or make or own any Investment in any Person other than the Company; or (iv) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
     6.14. Amendments or Waivers of the First Lien Credit Facilities. No Credit Party shall, nor shall it permit any of its Subsidiaries to amend, or otherwise change the terms of the First Lien Credit Facilities or make any payment consistent with an amendment thereof or change thereto, except such changes as would not be prohibited by the terms of the Intercreditor Agreement.
     6.15. Fiscal Year. The Company shall not and shall not permit any of its Subsidiaries to change its Fiscal Year-end from December 31.
SECTION 7. GUARANTY
     7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2 and the Intercreditor Agreement, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
     7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
     7.3. Payment by Guarantors. Subject to Section 7.2 and the Intercreditor Agreement, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
     7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) the obligations of each Guarantor hereunder are independent of the obligations of the Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company is joined in any such action or actions;
          (c) subject to Section 7.2, payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.

          (d) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and
          (e) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations other than payment or other satisfaction of any or all of the Guaranteed Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
     7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     7.7. Subordination of Other Obligations. Any Indebtedness of the Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing and a demand for payment has been made on such Guarantor pursuant to Section 7.3 shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     7.9. Authority of Guarantors or the Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

     7.10. Financial Condition of the Company. The Second Lien Term Loans may be made to the Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Company. Each Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and its ability to perform its material obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Company now known or hereafter known by any Beneficiary.
     7.11. Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or any other Guarantor or by any defense which the Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
     (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
     (c) In the event that all or any portion of the Guaranteed Obligations are paid by the Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

     7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.
SECTION 8. EVENTS OF DEFAULT
     8.1. Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Failure by the Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or
          (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $4,7500,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that with respect to any failure to pay or breach or default under the First Lien Credit Facilities (other than a payment default under or an acceleration of the First Lien Credit Facilities, which are provided for in clause (i) and (ii) above), such event shall only constitute an Event of Default hereunder if such event occurs and is not cured or waived within sixty (60) days after the occurrence of such event; or
          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(f), Section 5.2 or Section 6 (other than Section 6.3 to the extent that any such failure to perform or comply with Section 6.3 shall have been remedied or waived within ten days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by the Company of notice from Administrative Agent or any Lender of such default); or
          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by the Company of notice from Administrative Agent or any Lender of such default; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
          (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $4,750,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

          (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or
          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $4,740,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA.
          (k) Change of Control. A Change of Control shall occur; or
          (l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder in writing, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the taking of any action by the Collateral Agent or any Secured Party or the failure of Collateral Agent or any Secured Party to take any action, in each case within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default or an acceleration of all loans under the First Lien Credit Facilities, at the request of (or with the consent of) Requisite Lenders, upon notice to the Company by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (B) Administrative Agent may, subject to the Intercreditor Agreement, cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.
SECTION 9. AGENTS
     9.1. Appointment of Agents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GSCP to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. BNY is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes BNY to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GSCP, in its capacity as Syndication Agent, shall not have any obligations but shall be entitled to all benefits of this Section 9.
     9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its partners, directors, officers, counsel agents, advisors or employees. The exculpatory provisions of this Agreement shall apply to any such partners, directors, officers, counsel agents, advisors or employees, and shall apply to their respective activities in connection with the activities of such Agent. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. No Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law.
     9.3. General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, and Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans. No

Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Each Agent may at any time request instructions from Requisite Lenders or all affected Lenders with respect to any actions or approvals, which by the terms of this Agreement or any of the Credit Documents, such Agent is permitted or required to take or to grant. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
          (c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection herewith and otherwise without having to account for the same to Lenders.
     9.5. Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the Credit Extension hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
     (b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Second Lien Term Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the lien and security interested granted to the Collateral Agent pursuant to the Pledge and Security Agreement and the exercise of any right or remedy by the Collateral Agent thereunder or under any other Collateral Document are subject to the provisions of the Intercreditor Agreement.
     9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and each of its officers, partners, directors, employees or agents, to the extent that such Agent or officers, partners, directors, employees or agents of such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.7. Successor Administrative Agent, Collateral Agent. Administrative Agent may resign at any time by giving forty-five days’ prior written notice thereof to Lenders and the Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Company and Administrative Agent and signed by Requisite Lenders. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appoint appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations thereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any resignation or removal of BNY or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of BNY or its successor as Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder and under the other Credit Documents.
     9.8. Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
     9.9. Intercreditor Agreement. Each Lender hereby consents to and approves each and all of the provisions of the Intercreditor Agreement, including the purchase rights set forth in Section 5.7 thereof, and irrevocably authorizes and directs the Collateral Agent to execute and deliver the Intercreditor Agreement and to exercise and enforce its rights and remedies and perform its obligations thereunder.
     9.10. Withholding Tax. To the extent required by any applicable law, Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other governmental authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
SECTION 10. MISCELLANEOUS
     10.1. Notices.
          (a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Administrative Agent from time to time.
          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (excluding allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Second Lien Term Loan Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (excluding allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     10.3. Indemnity.
          (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction by a final and nonappealable judgment. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.4. Set-Off. Subject to the terms of the Intercreditor Agreement, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each Agent is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Agent to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Agent hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender or such Agent shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
     10.5. Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than any Sponsor Affiliated Lenders) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan or Note;
          (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
          (iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;
          (iv) extend the time for payment of any such interest or fees;
          (v) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);
          (vi) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Second Lien Term Loan Commitments and the Second Lien Term Loans are included on the Closing Date;
          (vii) release (i) all or substantially all of the Collateral, (ii) all or substantially all of the Guarantors (other than Holdings) from the Guaranty except as expressly provided in the Credit Documents or (iii) Holdings from the Guaranty except as otherwise expressly provided in the Credit Documents;
           (viii) permit Interest Periods in excess of six months; or
           (ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.
          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

          (e) Sponsor Affiliated Lender. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, in no event shall any Sponsor Affiliated Lender be entitled: (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (ii) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (iii) otherwise vote on any matter related to this Agreement or any other Credit Document, (iv) attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (v) make or bring any claim, in its capacity as Lender, against the Agent with respect to the fiduciary duties of the any Agent or Lender and the other duties and obligations of the Administrative Agent hereunder; provided, however, no amendment, modifications or waiver shall deprive any Sponsor Affiliate Lender of its Pro Rata Share of any payments to which the Lenders are entitled to share on a pro rata basis hereunder.
     10.6. Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (other than Sponsor Affiliated Lenders). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Register. The Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof, and no assignment or transfer of any such Loan shall be effective, in each case, unless and until recorded in the Register following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 10.6(d) (a “Settlement Confirmation”) or (y) an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Settlement Confirmation or Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Company and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.
          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of the Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan):
          (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Company and Administrative Agent; and
           (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to the Company and Administrative Agent; provided, that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Company and Administrative Agent or as shall constitute the aggregate amount of the Second Lien Term Loan of the assigning Lender).
          (d) Mechanics. Assignments of Term Loans by Lenders may be made via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). Each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.6. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service. Administrative Agent’s and the Company’s consent shall be deemed to have been granted pursuant to Section 10.6(c)(ii) with respect to any transfer effected through the Settlement Service. Subject to the other requirements of this Section 10.6, assignments and assumptions of Term Loans may also be effected by manual execution delivery to the Administrative Agent of an Assignment Agreement with the prior written consent of each of the Company and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or (y) in the case of the Company, required at any time an Event of Default shall have occurred and then be continuing). Initially, assignments and assumptions of Term Loans shall be effected by such manual execution until Administrative Agent notifies Lenders to the contrary. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c). Notwithstanding anything herein or in any Assignment Agreement to the contrary and (i) unless notice to the contrary is delivered to the Lenders from the Administrative Agent or (ii) so long as no Default or Event of Default has occurred and is continuing, payment to the assignor by the assignee in respect of the settlement of an assignment of any Term Loan shall include such compensation to the assignor as may be agreed upon by the assignor and the assignee with respect to all unpaid interest which has accrued on such Term Loan to but excluding the Assignment Effective Date. On and after the applicable Assignment Effective Date, the applicable assignee shall be entitled to receive all interest paid or payable with respect to the assigned Term Loan, whether such interest accrued before or after the applicable Assignment Effective Date.
          (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Loans represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Loans; and (iii) it will make or invest in, as the case may be, its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).
          (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder) and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.
          (g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section;

provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Company is notified of the participation sold to such participant and such participant agrees, for the benefit of the Company, to comply with Section 2.20 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.
          (i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.
     10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Second Lien Term Loan Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF

FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
     10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.17. Confidentiality. Each Lender shall hold all non-public information regarding the Company and its Subsidiaries and their businesses identified as such by the Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.
     10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the

Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Company.
     10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
     10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Company in accordance with the Act.
     10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DAY INTERNATIONAL GROUP, INC.

By:	/s/ Thomas J. Koenig

Name: Thomas J. Koenig
Title: Vice President and CFO

DAY INTERNATIONAL, INC.

By:	/s/ Thomas J. Koenig

Name: Thomas J. Koenig
Title: Vice President and CFO

VARN INTERNATIONAL, INC.

By:	/s/ Thomas J. Koenig

Name: Thomas J. Koenig
Title: Vice President and CFO

DAY INTERNATIONAL FINANCE, INC.

By:	/s/ Thomas J. Koenig

Name: Thomas J. Koenig
Title: Vice President and CFO

NETWORK DISTRIBUTION INTERNATIONAL

By:	/s/ Thomas J. Koenig

Name: Thomas J. Koenig
Title: Vice President and CFO
[SECOND LIEN CREDIT AND GUARANTEE AGREEMENT]

NETWORK DISTRIBUTION INTERNATIONAL, INC.

By:	/s/ Thomas J. Koenig

Name: Thomas J. Koenig
Title: Vice President and CFO
[SECOND LIEN CREDIT AND GUARANTEE AGREEMENT]

GOLDMAN SACHS CREDIT PARTNERS L.P., as Sole Lead Arranger, Sole Syndication Agent and a Lender

By:	/s/ William W. Archer

Authorized Signatory

THE BANK OF NEW YORK, as Administrative Agent and Collateral Agent

By:	/s/ Stephen C. Jerard

Name: Stephen C. Jerard
Title: Vice President
[SECOND LIEN CREDIT AND GUARANTEE AGREEMENT]